Exhibit 99.1
Independent Auditors’ Report
The Board of Directors
Martin Midstream GP LLC:
     We have audited the accompanying consolidated balance sheet of Martin Midstream GP LLC as of December 31, 2005. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Martin Midstream GP LLC at December 31, 2005, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Shreveport, Louisiana
January 22, 2007

1

MARTIN MIDSTREAM GP LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Assets

Cash	$834	$6,465
Accounts and other receivables, less allowance for doubtful accounts of $297 and $140	51,779	72,162
Product exchange receivables	6,895	2,141
Inventories	39,739	33,909
Due from affiliates	1,787	1,475
Other current assets	1,787	1,420

Total current assets	102,821	117,572

Property, plant and equipment, at cost	304,365	235,218
Accumulated depreciation	(71,657)	(59,505)

Property, plant and equipment, net	232,708	175,713

Goodwill	27,600	27,600
Investment in unconsolidated entities	67,119	59,879
Other assets, net	7,594	8,280

	$437,842	$389,044

Liabilities and Members’ Equity

Current installments of long-term debt	$73	$9,104
Trade and other accounts payable	45,731	67,387
Product exchange payables	14,527	9,624
Due to affiliates	10,537	4,120
Income taxes payable	352	6,321
Other accrued liabilities	3,974	3,617

Total current liabilities	75,194	100,173

Long-term debt	180,040	192,200
Other long-term obligations	2,514	1,789

Total liabilities	257,748	294,162

Minority interests	179,486	94,564
Members’ equity	608	318
Commitments and contingencies

	$437,842	$389,044

See accompanying notes to the consolidated balance sheets.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
(1) ORGANIZATION AND DESCRIPTION OF BUSINESS
     Martin Midstream GP LLC (the “General Partner”) is a single member Delaware limited liability company formed on June 21, 2002 to become the general partner of Martin Midstream Partners L.P. (the “Partnership”). The General Partner owns a 2% general partner interest in the Partnership. The General Partner is a wholly owned indirect subsidiary of Martin Resource Management Corporation (“MRMC”).
     In June 2005 the FASB ratified EITF Issue 04-5, a framework for addressing when a limited partnership should be consolidated by its general partner. The framework presumes that a sole general partner in a limited partnership controls the limited partnership, and therefore should consolidate the limited partnership. The presumption of control can be overcome if the limited partners have (a) the substantive ability to remove the sole general partner or otherwise dissolve the limited partnership or (b) substantive participating rights. The EITF reached a conclusion on the circumstances in which either kick-out rights or participating rights would be considered substantive and preclude consolidation by the general partner. Based on the guidance in the EITF, the general partner concluded that the Partnership should be consolidated and elected to early adopt the provisions as of December 31, 2005. As such, the accompanying balance sheets have been consolidated to include the General Partner and the Partnership.
     The Partnership is a publicly traded limited partnership which provides terminalling and storage services for petroleum products and by-products, natural gas gathering, processing and LPG distribution, marine transportation services for petroleum products and by-products, sulfur gathering processing and distribution and fertilizer manufacturing and marketing.
     On November 10, 2005, the Partnership acquired Prism Gas Systems I, L.P. (“Prism Gas”) which is engaged in the gathering, processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana. Through the acquisition of Prism Gas, the Partnership also acquired 50% ownership interest in Waskom Gas Processing Company (“Waskom”), the Matagorda Offshore Gathering System (“Matagorda”), and the Panther Interstate Pipeline energy LLC (“Panther”) each accounted for under the equity method of accounting.
     The petroleum products and by-products the Partnership collects, transports, stores and distributes are produced primarily by major and independent oil and gas companies who often turn to third parties, such as the Partnership, for the transportation and disposition of these products. In addition to these major and independent oil and gas companies, the Partnership’s primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. The Partnership operates primarily in the Gulf Coast region of the United States, which is a major hub for petroleum refining, natural gas gathering and processing and support services for the exploration and production industry.
(2) SIGNIFICANT ACCOUNTING POLICIES
     (a) Principles of Presentation and Consolidation
     The consolidated balance sheets include the financial position of the General Partner and the Partnership and its wholly-owned subsidiaries (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. As the General Partner only has a 2% interest in the Partnership, the remaining 98% not owned is shown as minority interests in the consolidated balance sheets. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by FASB Interpretation No 46(R) Consolidation of Variable Interest Entities (“FIN 46R”) and to assess whether they are the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated balance sheet in accordance with FIN 46(R). No such variable interest entities exist as of September 30, 2006 and December 31, 2005.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     (b) Product Exchanges
     Product exchange balances due to other companies under negotiated agreements are recorded at quoted market product prices while balances due from other companies are recorded at the lower of cost (determined using the first-in, first-out (“FIFO”) method) or market.
     (c) Inventories
     Inventories are stated at the lower of cost or market. Cost is determined by using the FIFO method for all inventories.
     (d) Revenue Recognition
Revenue for the Company’s five operating segments is recognized as follows:
Terminalling and storage – Revenue is recognized for storage contracts based on the contracted monthly tank fixed fee. For throughput contracts, revenue is recognized based on the volume moved through the Company’s terminals at the contracted rate. When lubricants and drilling fluids are sold by truck, revenue is recognized upon delivering product to the customers as title to the product transfers when the customer physically receives the product.
Marine transportation – Revenue is recognized for contracted trips upon completion of the particular trip. For time charters, revenue is recognized based on a per day rate.
Natural gas/LPG services – Natural gas gathering and processing revenues are recognized when title passes or service is performed. LPG distribution revenue is recognized when product is delivered by truck to the Company’s LPG customers, which occurs when the customer physically receives the product. When product is sold in storage, or by pipeline, the Company recognizes LPG distribution revenue when the customer receives the product from either the storage facility or pipeline.
Sulfur – Revenue is recognized when the customer takes title to the product, either at the Company’s plant or the customer facility.
Fertilizer – Revenue is recognized when the customer takes title to the product, either at the Company’s plant or the customer facility.
(e) Equity Method Investments
     The Company uses the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists. Investments in unconsolidated entities consist of capital contributions and advances plus the Company’s share of accumulated earnings less capital withdrawals and dividends. Any excess of cost over the underlying equity in net assets is recognized as goodwill. Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, this goodwill is not subject to amortization and is accounted for as a component of the investment. Equity method investments are subject to impairment under the provisions of Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.
     Prior to July 15, 2005, the Company used the equity method of accounting for its unconsolidated non-controlling 49.5% limited partner interest in CF Martin Sulphur. On July 15, 2005, the Company acquired the remaining interests in CF Martin Sulphur not previously owned by it.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     On November 10, 2005, the Company acquired Prism Gas. In connection with the Prism Gas acquisition, the Company acquired an unconsolidated 50% interest in Waskom, Matagorda and Panther. As a result, these interests are accounted for using the equity method of accounting.
     (f) Property, Plant, and Equipment
     Owned property, plant, and equipment is stated at cost, less accumulated depreciation. Owned buildings and equipment are depreciated using straight-line method over the estimated lives of the respective assets.
     Routine maintenance and repairs are charged to operating expense while costs of betterments and renewals are capitalized. When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts and the difference between net book value of the asset and proceeds from disposition is recognized as gain or loss.
     (g) Goodwill and Other Intangible Assets
     Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimated useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Other intangible assets primarily consists of covenants not-to-compete obtained through business combinations and are being amortized over the life of the respective agreements.
     (h) Debt Issuance Costs
     In connection with the Company’s new multi-bank credit facility on November 10, 2005, it incurred debt issuance costs of $3,258. The remaining unamortized deferred issuance costs relating to the line of credit facility as of November 10, 2005 remain deferred and are amortized along with the debt issuance costs incurred in conjunction with the new credit agreement over the 60 month term of the new debt arrangement. Accumulated amortization amounted to $2,821 at September 30, 2006 and $2,050 at December 31, 2005. The unamortized balance of debt issuance costs, classified as other assets amounted to $4,439 at September 30, 2006 and $4,838 at December 31, 2005.
     (i) Impairment of Long-Lived Assets
     In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The Company performed its annual test in the third quarters of 2006 and 2005, with no indication of impairment.
     (j) Asset Retirement Obligation
     Under SFAS No. 143, Accounting for Asset Retirement Obligations (“Statement No. 143”), an Asset Retirement Obligation (“ARO”) which consists of costs associated with legal obligations to retire tangible, long-lived assets is recorded at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset.
     On March 31, 2005, the Financial Accounting Standards Board issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), an interpretation of SFAS 143. FIN 47, which was effective for fiscal years ending after December 15, 2005, clarifies that the recognition and measurement provisions of SFAS 143 apply to asset retirement obligations in which the timing or method of settlement may be conditional on a future event that may or may not be within the control of the entity. The Company’s fixed assets include land, buildings, transportation equipment, storage equipment, marine vessels and operating equipment.
     The transportation equipment includes pipeline systems. The Company transports LPGs through the pipeline system and gathering system. The Company also gathers natural gas from wells owned by producers and delivers natural gas and NGLs on our pipeline systems, primarily in Texas and Louisiana to the fractionation facility of our 50% owned joint venture. The Company is obligated by contractual or regulatory requirements to remove certain facilities or perform other remediation upon retirement of our assets. However, the Company is not able to reasonably determine the fair value of the asset retirement obligations for our trunk and gathering pipelines and our surface facilities, since future dismantlement and removal dates are indeterminate. In order to determine a removal date of our gathering lines and related surface assets, reserve information regarding the production life of the specific field is required. As a transporter and gatherer of natural gas, the Company is not a producer of the field reserves, and therefore does not have access to adequate forecasts that predict the timing of expected production for existing reserves on those fields in which the Company gathers natural gas. In the absence of such information, the Company is not able to make a reasonable estimate of when future dismantlement and removal dates of our gathering assets will occur. With regard to our trunk pipelines and their related surface assets, it is impossible to predict when demand for transportation of the related products will cease. Our right-of-way agreements allow us to maintain the right-of-way rather than remove the pipe. In addition, the Company can evaluate its trunk pipelines for alternative uses, which can be and have been found. The Company will record such asset retirement obligations in the period in which more information becomes available for the Company to reasonably estimate the settlement dates of the retirement obligations.
     All other conditional asset retirement obligations associated with the Company’s fixed assets have been recognized.
     (k) Derivative Instruments and Hedging Activities
     Derivative Instruments and Hedging Activities—SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards for derivative instruments and hedging activities. It requires that all derivatives be included on the balance sheet as an asset or liability measured at fair value and that changes in fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If such hedge accounting criteria are met, the change is deferred in shareholders’ equity as a component of accumulated other comprehensive income. The deferred items are recognized in the period the derivative contract is settled. As of December 31, 2005, the Company had not designated any of its derivative instruments as hedges and is required to mark them to market with all market value adjustments being recorded in the consolidated statements

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
of operations in the current period. In early 2006, the Company adopted a hedging policy and began using hedge accounting (See Note 13).
     (l) Allowance for Doubtful Accounts
     Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.
     (m) Unit Grants
     In January 2006, the Company issued 1,000 restricted units of the Partnership to each of its three independent, non-employee directors under its long-term incentive plan. These units vest in 25% increments on the anniversary of the grant date each year and will be fully vested in January 2010. The Company accounts for the transaction under EITF Issue 96-18 “Accounting for Equity Instruments That are Issued to other than Employees For Acquiring, or in Conjunction with Selling, Goods or Services.”
     (n) Use of Estimates
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.
     (o) Environmental Liabilities
     The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.
     (p) Income Taxes
     The General Partner is a disregarded entity for federal income tax purposes. Its activity is included in the consolidated federal income tax return of MRMC; however, for financial reporting purposes, current federal income taxes are computed and recorded as if the General Partner filed a separate federal income tax return.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     The operations of the Partnership are generally not subject to income taxes and as a result, the Partnership’s income is taxed directly to its owners. As a result of its acquisition of Prism Gas, the Partnership assumed the current tax liability of $6,300 as a result of a tax event triggered by the transfer of the ownership of the assets of Prism Gas in 2005 from a corporate to a partnership structure through the partial liquidation of the corporation.
     On May 18, 2006, the Texas Governor signed into law a Texas margin tax (House Bill No. 3) which restructures the state business tax by replacing the taxable capital and earned surplus components of the current franchise tax with a new “taxable margin” component. Since the tax base on the Texas margin tax is derived from an income-based measure, the Partnership believes the margin tax is an income tax and, therefore, the provisions of SFAS 109 regarding the recognition of deferred taxes apply to the new margin tax. In accordance with SFAS 109, the effect on deferred tax assets of a change in tax law should be included in tax expense attributable to continuing operations in the period that includes the enactment date. Therefore, the Partnership calculated its deferred tax assets and liabilities for Texas based on the new margin tax. The cumulative effect of the change was immaterial. The impact of the change in deferred tax assets does not have a material impact on tax expense. Beginning 2007, the Partnership anticipates it will incur tax expense related to this new Texas margin tax.
(3) IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
     In December 2004, the FASB issued a revision to SFAS 123, Accounting for Stock-Based Compensation. SFAS 123 (Revised), Share-Based Payment, would require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This revised statement was to be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for SFAS 123 (Revised) and allows for the implementation of SFAS 123 (Revised) at the beginning of the first fiscal year that begins after June 15, 2005. Accordingly, the Company adopted the revised statement effective for its first quarter 2006 financial statements. The adoption of SFAS 123 (Revised) did not have a material effect.
     In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did have a material effect.
     In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections. This statement requires all changes in accounting principles to be accounted for by retrospective application to the financial statements for prior periods unless it is impracticable to do so. SFAS 154 carries forward previously issued guidance with respect to accounting for changes in estimates, changes in the reporting entity and the correction of errors. This statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material effect.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     In September 2005, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This pronouncement provides additional accounting guidance for situations involving inventory exchanges between parties to that contained in APB Opinion No. 29, Accounting for Nonmonetary Transactions and SFAS 153, Exchanges of Nonmonetary Assets. The standard is effective for new arrangements entered into in reporting periods beginning after March 15, 2006. The adoption of EITF 4-13 did not have a material effect.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No.108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet approach and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of the relevant quantitative and qualitative factors. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The Company is currently evaluating the impact of adopting SAB 108 but does not expect that it will have a material adverse effect on its consolidated financial statements.
     In September 2006, the FASB issued FAS 157, which will become effective for the Company on January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to the Company from the adoption of FAS 157 in 2008 will depend on the Company’s assets and liabilities at that time that are required to be measured at fair value.
(4) ACQUISITIONS
     (a) Corpus Christi Barge Terminal. In July 2006, the Company acquired a marine terminal located near Corpus Christi, Texas and associated assets from Koch Pipeline Company, LP for $6,200 which was all allocated to property, plant and equipment. The terminal is located on approximately 25 acres of land and includes three tanks with a combined shell capacity of approximately 240,000 barrels as well as pump and piping an infrastructure for truck unloading and product delivery to two oil docks. There are also several pumps, controls, and office building onsite for administrative use.
     (b) Marine Vessel Acquisitions. In January 2006, the Company acquired the Texan, an offshore tug, and the Ponciana, an offshore LPG barge, for $5,850 from MRMC. The acquisition price was based on a third-party appraisal and was approved by the Company’s conflicts committee. In March 2006, these vessels went into service under a long term charter with a third party. In February 2006, the Company acquired the M450, an offshore barge, for $1,551 from a third party. In March 2006, this vessel went into service under a one-year charter with an affiliate of MRMC.
     (c) A & A Fertilizer, Ltd. In December 2005, the Company completed the purchase of the net operating assets of A & A Fertilizer for $5,667. A & A Fertilizer is a manufacturer and distributor of liquid sulfur based fertilizer products to the continental United States. The A & A Fertilizer manufacturing facility is located at the Company’s Port Neches deep-water marine terminal near Beaumont, Texas.
     The purchase price of $5,667, including non-competition agreements in other assets of $691, was allocated as follows:

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

Current assets	$955
Property, plant and equipment, net	5,448
Other assets	691
Current liabilities	(891)
Other liabilities	(536)

Total	$5,667

     (d) Prism Gas Acquisition. In November 2005, the Company acquired Prism Gas. Prism Gas has ownership interests in over 330 miles of natural gas gathering pipelines located in the natural gas producing regions of East Texas, Northwest Louisiana, the Texas Gulf Coast and offshore Texas and federal waters in the Gulf of Mexico as well as a 150 MMcfd capacity natural gas processing plant located in East Texas. The fair market value of the assets acquired were appraised at $93,938. The excess of the fair value over the carrying value of the assets was allocated to all identifiable assets. After recording all identifiable assets at their fair values, the remaining $20,145 was recorded as goodwill. The goodwill was a result of Prism Gas’ strategically located assets combined with the Company’s access to capital and existing infrastructure. This will enhance the Company’s ability to offer additional gathering and processing services to customers through internal growth projects including natural gas processing, fractionation and pipeline expansions as well as new pipeline construction. In accordance with FAS 142, the goodwill will not be amortized but tested for impairment.
     The selling parties in this transaction were Natural Gas Partners V, L.P. and certain members of the Prism Gas management team. The final purchase price was $93,938. The purchase price was funded by $63,052 in borrowings under the Company’s credit facility, $5,000 in a previously funded escrow account, $15,502 in new equity capital provided by MRMC, $9,616 in seller financing, and $768 in capital provided by MRMC for acquisition costs and to maintain its 2% general partner interest in the Partnership.
     The purchase price of $93,938, including two-year non-competition agreements included in other assets of $600, was allocated as follows:

Cash	$4,449
Other current assets	10,772
Property, plant and equipment, net	17,810
Investment in unconsolidated entities	60,000
Other assets	942
Goodwill	20,145
Current liabilities	(19,901)
Other liabilities	(279)

Total	$93,938

     In connection with the purchase of Prism Gas, a portion of the purchase price was funded by the issuance of 460,971 common units of the Partnership to MRMC, the owner of the Company’s general partner, which provided $15,000 of new equity capital. MRMC contributed $502 to maintain its 2% general partner interest in the Partnership. In addition, 295,509 common units of the Partnership, representing approximately $9,616 of the purchase price, was issued to the sellers.
     (e) CF Martin Sulfur. In July 2005, the Company acquired all of the outstanding Company interests in CF Martin Sulphur not owned by the Company from CF Industries, Inc. and certain subsidiaries of MRMC for $18,900. In connection with the acquisition the Company also assumed the indebtedness described below. Prior to this transaction, the Company owned an unconsolidated non-controlling 49.5% limited Company interest in CF Martin Sulphur, which was accounted for using the equity method of accounting. Subsequent to the acquisition, CF Martin Sulphur is a wholly-owned subsidiary included in the Company’s consolidated financial statements.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     In connection with the acquisition, the Company assumed $11,500 of indebtedness owed by CF Martin Sulphur and promptly repaid $2,400 of such indebtedness. The Company also pledged its equity interests in CF Martin Sulphur to the Company’s lenders under its credit facility. As part of this transaction, CF Industries, Inc. entered into a five-year sulfur supply contract with the Company that is based on Tampa market pricing.
     The purchase price paid to CF Industries, Inc. and certain subsidiaries of MRMC was allocated as follows:

Current assets	$11,283
Property, plant and equipment, net	26,735
Other assets	921
Current liabilities	(8,573)
Debt	(11,495)

Total	$18,871

     (f) Bay Sulfur Asset Acquisition. In April 2005, the Company completed the acquisition of the operating assets and sulfur inventories of Bay Sulfur Company located at the Port of Stockton, California for $5,900 which includes $4,000 allocated to goodwill. Goodwill was recognized as a result of the total price paid for the business, and is supported by its historical cash flows. The remaining $1,900 was allocated to property, plant and equipment ($1,400), a covenant not to compete ($100) and inventory and other current assets ($400). The assets acquired are used to process molten sulfur into pellets. The acquisition was financed through the Company’s credit facility (see Note 11).
     (g) Liquefied Petroleum Gas Pipeline Purchase. In January 2005, the Company acquired a liquefied petroleum gas (“LPG”) pipeline located in East Texas from an unrelated third party for $3,800. The purchase price included the value of the liquefied petroleum gas in the pipeline which is considered pipeline fill. The pipeline, which is used by the Company to transport LPG for third parties as well as its own account, spans approximately 200 miles, running from Kilgore to Beaumont in Texas. The acquisition was financed through the Company’s credit facility (see Note 11).
(5) SUBSEQUENT PUBLIC OFFERINGS
     In January 2006, the Partnership completed a public offering of 3,450,000 common units at a price of $29.12 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands). Following this offering, the common units represented a 61.6% limited partnership interest in the Partnership. Total proceeds from the sale of the 3,450,000 common units, net of underwriters’ discounts, commissions and offering expenses were $100,464. The General Partner contributed $2,050 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership. Such contribution has been eliminated in the accompanying consolidated balance sheet. The net proceeds were used to pay down revolving debt under the Partnership’s credit facility and provide working capital.
     A summary of the proceeds received from these transactions and the use of the proceeds received there from is as follows:

Proceeds received:
Sale of common units	$100,464
General partner contribution	2,050

Total proceeds received	$102,514

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

Use of Proceeds:
Underwriter’s fees	$4,521
Professional fees and other costs	569
Repayment of debt under revolving credit facility	62,000
Working capital	35,424

Total use of proceeds	$102,514

(6) INVENTORIES
     Components of inventories at September 30, 2006 and December 31, 2005 were as follows:

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Liquefied petroleum gas	$24,385	$18,405
Sulfur	4,277	3,485
Fertilizer — raw materials and packaging	2,348	2,617
Fertilizer — finished goods	4,216	5,803
Lubricants	2,624	2,035
Other	1,889	1,564

	$39,739	$33,909

(7) PROPERTY, PLANT AND EQUIPMENT
     At September 30, 2006 and December 31, 2005, property, plant, and equipment consisted of the following:

		September 30,	December 31,
		2006	2005
	Depreciable Lives	(Unaudited)	(Audited)
Land	—	$12,549	$9,163
Improvements to land and buildings	10-25 years	21,437	17,596
Transportation equipment	3-7 years	442	432
Storage equipment	5-20 years	19,373	16,759
Marine vessels	4-25 years	115,772	94,051
Operating equipment	3-20 years	91,802	76,517
Furniture, fixtures and other equipment	3-20 years	1,287	1,116
Construction in progress		41,703	19,584

		$304,365	$235,218

(8) GOODWILL AND OTHER INTANGIBLE ASSETS
     The following information relates to goodwill balances as of the periods presented:

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Carrying amount of goodwill:
Marine transportation	$2,026	$2,026
Natural gas/LPG services	20,225	20,225
Sulfur	4,533	4,533
Fertilizer	816	816

	$27,600	$27,600

     The following information relates to covenants not-to-compete as of the periods presented:

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Covenants not-to-compete:
Terminalling and storage	$1,449	$1,398
Natural gas/LPG services	600	600
Sulfur	100	100
Fertilizer	690	690

	2,839	2,788
Less accumulated amortization	711	235

	$2,128	$2,553

The covenants not-to-compete are in the consolidated balance sheets as other assets, net.
(9) RELATED PARTY TRANSACTIONS
     Amounts due to affiliates in the consolidated balance sheets as of September 30, 2006 (unaudited) and December 31, 2005, are primarily with MRMC and its affiliates and Waskom since November 10, 2005.
     The General Partner’s balances are primarily related to (1) Partnership cash distributions that were paid to a related party on behalf of the General Partner and (2) director fees that were paid by a related party on behalf of the General Partner. The Partnership contributions and distributions have been eliminated in the accompanying consolidated balance sheet.
     The Partnership’s balances are related to transactions involving the purchase and sale of LPG products, lube oil products, sulfur and sulfuric acid products, fertilizer products; land and marine transportation services; terminalling and storage services, and other purchases of products and services representing operating expenses.
(10) INVESTMENT IN UNCONSOLIDATED PARTNERSHIPS AND JOINT VENTURES
     On November 10, 2005, the Company acquired Prism Gas which is engaged in the gathering, processing and marketing of natural gas and natural gas liquids, predominantly in Texas and northwest Louisiana. Through the acquisition of Prism Gas, the Company also acquired 50% ownership interest in Waskom, Matagorda and Panther. Each of the interests referenced above are accounted for under the equity method of accounting.
     On June 30, 2006, the Company, through its Prism Gas subsidiary, acquired a 20% ownership interest in a partnership for approximately $196, which owns the lease rights to the assets of the Bosque County Pipeline (“BCP”). BCP is an approximate 80 mile pipeline located in the Barnett Shale extension. The pipeline traverses

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
four counties with the most concentrated drilling occurring in Bosque County. BCP is operated by Panther Pipeline Ltd. who is the 42.5% interest owner. This interest is accounted for under the equity method of accounting.
     Certain financial information related to the Company’s investments in the unconsolidated equity method investees as of September 30, 2006 and December 31, 2005 is shown below:

	Investments
	As of	As of
	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Waskom	$61,419	$54,087
Matagorda	3,889	4,069
PIPE	1,642	1,723
BCP	169	—

	$67,119	$59,879

	As of	As of
	September 30,	December 31,
	2006	2005
Waskom	(Unaudited)	(Audited)
Total assets	$47,424	$28,369
Partners’ capital	37,760	22,650
     The unamortized portion of the excess of cost over the Company’s share of net assets of unconsolidated entities, substantially all of which represents equity method goodwill, was $42,539 at September 30, 2006 and $43,004 at December 31, 2005. In accordance with SFAS 142, equity-method goodwill is not amortized; however, the investment is analyzed for impairment in accordance with APB Opinion 18.
(11) LONG-TERM DEBT
     At September 30, 2006 and December 31, 2005, long-term debt consisted of the following:

	September	December 31,
	30, 2006	2005
	(Unaudited)	(Audited)
$120,000 Revolving loan facility at variable interest rate (7.44%* weighted average at September 30, 2006 and 7.63%* weighted average at December 31,2005), due November 2010 secured by substantially all of our assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in our operating subsidiaries	$50,000	$62,200
**$130,000 Term loan facility at variable interest rate (7.34%* at September 30, 2006 and 7.60%* weighted average at December 31, 2005), due November 2010, secured by substantially all of our assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in our operating subsidiaries	130,000	130,000
***United States Government Guaranteed Ship Financing Bonds	—	9,104

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

	September	December 31,
	30, 2006	2005
	(Unaudited)	(Audited)
Other secured debt maturing in 2008, 7.25%	113	—

Total long-term debt	180,113	201,304
Less current installments	73	9,104

Long-term debt, net of current installments	$180,040	$192,200

*	Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at either LIBOR plus an applicable margin or the base prime rate plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 1.50% to 3.00% and the applicable margin for revolving loans that are base prime rate loans ranges from 0.50% to 2.00%. The applicable margin for term loans that are LIBOR loans ranges from 2.00% to 3.00% and the applicable margin for term loans that are base prime rate loans ranges from 1.00% to 2.00%. The applicable margin for existing borrowings is 2.00%. Effective January 1, 2007, this margin will increase to 2.50%. The Company incurs a commitment fee on the unused portions of the credit facility.

**	Effective April 13, 2006, the Company entered into a cash flow hedge that swaps $75,000 of floating rate to fixed rate. The fixed rate cost is 5.25% plus the Company’s applicable LIBOR borrowing spread. The cash flow hedge matures in November, 2010.

***	The Company’s credit facility required it to redeem the U.S. Government Guaranteed Ship Financing Bonds by March 31, 2006. The Company redeemed these bonds on March 6, 2006 with available cash and borrowings from its credit facility.
     On July 13, 2006, the Company purchased certain terminalling assets and assumed associated long-term debt of $113 with a fixed rate cost of 7.25%.
     On November 10, 2005, the Company entered into a new $225,000 on multi-bank credit facility. The credit facility is comprised of a $130,000 term loan facility and a $95,000 revolving credit facility, which includes a $20,000 letter of credit sub-limit. This credit facility also includes procedures for additional financial institutions to become revolving lenders, or for any existing revolving lender to increase its revolving commitment, subject to a maximum of $100,000 for all such increases in revolving commitments of new or existing revolving lenders. The revolving credit facility is used for ongoing working capital needs and general Partnership purposes, and to finance permitted investments, acquisitions and capital expenditures. On November 10, 2005, the Company borrowed $130,000 under the term loan facility and $52,200 under the revolving credit facility to repay preexisting indebtedness under the Company’s predecessor credit facility and to fund a portion the purchase price paid in the Prism Gas acquisition. On December 13, 2005, the Company borrowed $6,000 under the revolving credit facility to fund the purchase price paid in the A & A Fertilizer acquisition.
     On July 14, 2005, the Company issued a $120 irrevocable letter of credit to the Texas Commission on Environmental Quality to provide financial assurance for its used oil handling program.
     The Company obligations under the credit facility are secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in its operating subsidiaries. The Company may prepay all amounts outstanding under this facility at any time without penalty.
     In addition, the credit facility contains various covenants, which, among other things, limit the Partnership’s ability to: (i) incur indebtedness; (ii) grant certain liens; (iii) merge or consolidate unless it are the survivor; (iv) sell all or substantially all of its assets; (v) make certain acquisitions; (vi) make certain investments; (vii) make capital expenditures; (viii) make distributions other than from available cash; (ix) create obligations for some lease payments; (x) engage in transactions with affiliates; (xi) engage in other types of business; and (xii) its joint ventures to incur indebtedness or grant certain liens.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     The credit facility also contains covenants, which, among other things, require the Partnership to maintain specified ratios of: (i) minimum net worth (as defined in the credit facility) of $75,000 plus 50% of net proceeds from equity issuances after November 10, 2005; (ii) EBITDA (as defined in the credit facility) to interest expense of not less than 3.0 to 1.0 at the end of each fiscal quarter; (iii) total funded debt to EBITDA of not more than (x) 5.5 to 1.0 for the fiscal quarter ended September 30, 2005, (y) 5.25 to 1.00 for the fiscal quarters ending December 31, 2005 through September 30, 2006, and (z) 4.75 to 1.00 for each fiscal quarter thereafter; and (iv) total secured funded debt to EBITDA of not more than (x) 5.50 to 1.00 for the fiscal quarter ended September 30, 2005, (y) 5.25 to 1.00 for the fiscal quarters ending December 31, 2005 through September 20, 2006, and (z) 4.00 to 1.00 for each fiscal quarter thereafter. The Company was in compliance with the debt covenants contained in credit facility for the year ended December 31, 2005 and as of December 31, 2005 and for the nine months ended September 30, 2006 and as of September 30, 2006.
     On November 10 of each year, commencing with November 10, 2006, the Company must prepay the term loans under the credit facility with 75% of Excess Cash Flow (as defined in the credit facility), unless the Partnership’s ratio of total funded debt to EBITDA is less than 3.00 to 1.00. If the Partnership receives greater than $15,000 from the incurrence of indebtedness other than under the credit facility, it must prepay indebtedness under the credit facility with all such proceeds in excess of $15,000. Any such prepayments are first applied to the term loans under the credit facility. The Partnership must prepay revolving loans under the credit facility with the net cash proceeds from any issuance of its equity. The Company must also prepay indebtedness under the credit facility with the proceeds of certain asset dispositions. Other than these mandatory prepayments, the credit facility requires interest only payments on a quarterly basis until maturity. All outstanding principal and unpaid interest must be paid by November 10, 2010. The credit facility contains customary events of default, including, without limitation, payment defaults, cross-defaults to other material indebtedness, bankruptcy-related defaults, change of control defaults and litigation-related defaults.
     Draws made under the Company’s credit facility are normally made to fund acquisitions and for working capital requirements. During the current fiscal year, draws on the Company’s credit facility have ranged from a low of $72,500 to a high of $195,300. As of December 31, 2005 and September 30, 2006 the Company had $32,700 and $69,880, respectively, available for working capital, internal expansion and acquisition activities under the Company’s credit facility.
     On July 15, 2005, the Company assumed $9,400 of U.S. Government Guaranteed Ship Financing Bonds, maturing in 2021, relating to the acquisition of CF Martin Sulphur. The outstanding balance as of December 31, 2005 was $9,100. These bonds are payable in equal semi-annual installments of $291, and are secured by certain marine vessels owned by CF Martin Sulphur. Pursuant to the terms of an amendment to the Company’s credit facility that it entered into in connection with the acquisition of CF Martin Sulphur, the Company was obligated to repay these bonds by March 31, 2006. The Company redeemed these bonds on March 6, 2006 with available cash and borrowings from its credit facility. In addition, the Company assumed $2,100 of CF Martin Sulphur long-term debt which it paid off on July 15, 2005. At this time, the Company also paid the related $1.2 million pre-payment premium.
(12) FINANCIAL INSTRUMENTS
     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are set forth below for the Company’s financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
•	Accounts and other receivables, trade and other accounts payable, other accrued liabilities, income taxes payable and due from/to affiliates — The carrying amounts approximate fair value because of the short maturity of these instruments.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
•	Long-term debt including current installments — The carrying amount of the revolving and term loan facilities approximates fair value due to the debt having a variable interest rate. The carrying amount of the United States Guaranteed Ship Financing Bonds approximates fair value due to its short term maturity.
(13) DERIVATIVE INSTRUMENTS
     The Company is exposed to market risks associated with commodity prices, counterparty credit and interest rates. Historically, the Company has not engaged in commodity contract trading or hedging activities. However, in connection with the acquisition of Prism Gas, the Company has established a hedging policy and monitors and manages the commodity market risk associated with the commodity risk exposure of the Prism Gas acquisition. In addition, the Company is focusing on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction.
     The Company uses derivatives to manage the risk of commodity price fluctuations. Additionally, the Company may manage interest rate exposure by targeting a ratio of fixed and floating interest rates it deems prudent and using hedges to attain that ratio.
     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards for derivative instruments and hedging activities. It requires that all derivatives be included on the balance sheet as an asset or liability measured at fair value and that changes in fair value be recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings. At December 31, 2005, none of the derivative instruments designated as hedges were marked to market with all market value adjustments being recorded in the consolidated statement of operations. In early 2006, the Company adopted a hedging policy that allows it to use hedge accounting for financial transactions that are designated as hedgers. As of September 30, 2006, the Company has designated a portion of its derivative instruments as qualifying cash flow hedges. Fair value changes for these hedges have been recorded in other comprehensive income as a component of equity. The deferred items are recognized in the period the derivative contract is settled.
     The fair value of derivative assets and liabilities are as follows:

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Fair value of derivative assets — current	$900	$523
Fair value of derivative assets — long term	190	—
Fair value of derivative liabilities — current	(56)	(88)
Fair value of derivative liabilities — long term	(204)	—

Net fair value of derivatives	$830	$435

     Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at December 31, 2005 (all gas quantities are expressed in British Thermal Units and liquids are expressed in gallons). The remaining term of the contracts extend no later than December 2006, with no single contract longer than one year. The Company’s counterparties to the derivative contracts include Coral Energy Holding LP and Wachovia Bank. For the period ended December 31, 2005, changes in the fair value of the Company’s derivative contracts were recorded in earnings in the current period since the Company had not designated any of its derivative instruments as hedges as of December 31, 2005.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

December 31, 2005
	Total
	Volume		Remaining Term	Fair Value
Transaction Type	Per Month	Pricing Terms	of Contracts	(In thousands)
Mark to Market Derivatives:
Ethane swaps	6,000 BBL	Fixed price of $29.09 settled against Mt. Belvieu OPIS average monthly postings	January 2006 to December 2006	181

Crude Oil swaps	5,000 BBL	Fixed price of $65.100 and $66.800 settled against WTI NYMEX average monthly closings	January 2006 to December 2006	(61)

Natural Gas swaps	20,000 MMBTU	Fixed price of $9.03 and $9.54 settled against Houston Ship Channel average monthly postings	April 2006 to December 2006	126

Natural Gas swaps	20,000 MMBTU	Fixed price of $10.69 and $11.50 settled against Center Point East First of the Month Index	January 2006 to March 2006	189

Total Commodity swaps				$435

     Set forth below is the summarized notional amount and terms of all instruments held for price risk management purposes at September 30, 2006 (all gas quantities are expressed in British Thermal Units, crude oil and natural gas liquids are expressed in barrels). As of September 30, 2006, the remaining term of the contracts extend no later than December 2009, with no single contract longer than one year. The Company’s counterparties to the derivative contracts include Coral Energy Holding LP, Morgan Stanley Capital Group Inc. and Wachovia Bank. For the period ended September 30, 2006, changes in the fair value of the Company’s derivative contracts were recorded in both earnings and in other comprehensive income as a component of equity since the Company has designated a portion of its derivative instruments as hedges as of September 30, 2006.

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)

September 30, 2006
(Unaudited)
	Total
	Volume Per		Remaining Terms
Transaction Type	Month	Pricing Terms	of Contracts	Fair Value
Mark to Market Derivatives::

Ethane swap	6,000 BBL	Fixed price of $29.09 settled against Mt. Belvieu OPIS average monthly postings	October 2006 to December 2006	$50

Crude Oil swaps	5,000 BBL	Fixed price of $66.25, $65.10 and $66.80 settled against WTI NYMEX average monthly closings	October 2006 to December 2006	59

Natural Gas swaps	20,000 MMBTU	Fixed price of $9.03 and $9.54 settled against Houston Ship Channel average monthly postings	October 2006 to December 2006	258

Crude Oil swap	5,000 BBL	Fixed price of $65.95 settled against WTI NYMEX average monthly closings	January 2007 to December 2007	(100)

Natural Gas swap and Natural Gas basis swap	20,000 MMBTU	Combined fixed price of $8.54 settled against IF Centerpoint Energy Gas Transmission Co.	January 2007 to December 2007	319

Total swaps not designated as cash flow hedges				$586

Cash Flow Hedges:

Ethane Swap	8,000 BBL	Fixed price of $28.04 settled against Mt. Belvieu Purity Ethane average monthly postings	January 2007 to December 2007	352

Crude Oil Swap	5,000 BBL	Fixed price of $66.20 settled against WTI NYMEX average monthly closings	January 2008 to December 2008	(161)

Crude Oil Swap	3,000 BBL	Fixed price of $69.08 settled against WTI NYMEX average monthly closings	January 2009 to December 2009	53

Total swaps designated as cash flow hedges				$244

Total net fair value of derivatives				$830

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
     On all transactions where the Company is exposed to counterparty risk, the Company analyzes the counterparty’s financial condition prior to entering into an agreement, and has established a maximum credit limit threshold pursuant to its hedging policy, and monitors the appropriateness of these limits on an ongoing basis.
     As a result of the Prism Gas acquisition, the Company is exposed to the impact of market fluctuations in the prices of natural gas, NGLs and condensate as a result of gathering, processing and sales activities. Prism Gas gathering and processing revenues are earned under various contractual arrangements with gas producers. Gathering revenues are generated through a combination of fixed-fee and index-related arrangements. Processing revenues are generated primarily through contracts which provide for processing on percent-of-liquids (POL) and percent-of-proceeds (POP) basis. Prism Gas has entered into hedging transactions through 2008 to protect a portion of its commodity exposure from these contracts. These hedging arrangements are in the form of swaps for crude oil, natural gas and ethane.
     Based on estimated volumes, as of September 30, 2006, Prism Gas had hedged approximately 63%, 60%, 22%, and 14% of its commodity risk by volume for 2006, 2007, 2008, and 2009, respectively. The Company anticipates entering into additional commodity derivatives on an ongoing basis to manage its risks associated with these market fluctuations, and will consider using various commodity derivatives, including forward contracts, swaps, collars, futures and options, although there is no assurance that the Partnership will be able to do so or that the terms thereof will be similar to the Partnership’s existing hedging arrangements. In addition, the Partnership will consider derivative arrangements that include the specific NGL products as well as natural gas and crude oil.
     As of December 31, 2005, Prism Gas had hedged approximately 64% of its commodity risk by volume for 2006. As of December 31, 2005, derivative assets of $523 were included in other current assets and derivative liabilities of $88 were included in other current liabilities on the balance sheet.
Hedging Arrangements in Place
As of September 30, 2006
(Unaudited)

Year	Commodity Hedged	Volume	Type of Derivative	Basis Reference
2006	Ethane	6,000 BBL/Month	Ethane Swap ($29.09)	Mt. Belvieu
2006	Condensate & Natural Gasoline	2,000 BBL/Month	Crude Oil Swap ($66.80)	NYMEX
2006	Condensate & Natural Gasoline	2,000 BBL/Month	Crude Oil Swap ($66.25)	NYMEX
2006	Condensate & Natural Gasoline	1,000 BBL/Month	Crude Oil Swap ($65.10)	NYMEX
2006	Natural Gas	10,000 MMBTU/Month	Natural Gas Swap ($9.03)	Houston Ship Channel
2006	Natural Gas	10,000 MMBTU/Month	Natural Gas Swap ($9.54)	Houston Ship Channel
2007	Condensate & Natural Gasoline	5,000 BBL/Month	Crude Oil Swap ($65.95)	NYMEX
2007	Natural Gas	20,000 MMBTU/Month	Natural Gas Swap ($9.14)	Henry Hub
2007	Natural Gas	20,000 MMBTU/Month	Natural Gas Basis Swap (-$0.60)	Henry Hub to Centerpoint East
2007	Ethane	8,000 BBL/Month	Ethane Swap ($28.04)	Mt. Belvieu
2008	Condensate & Natural Gasoline	5,000 BBL/Month	Crude Oil Swap ($66.20)	NYMEX
2009	Condensate & Natural Gasoline	3,000 BBL/Month	Crude Oil Swap ($69.08)	NYMEX

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
Hedging Arrangements in Place
As of December 31, 2005

Year	Commodity Hedged	Volume	Type of Derivative	Basis Reference
2006	Natural Gas	10,000 MMBTU/Month (Jan-Mar)	Natural Gas Swap ($10.69)	CenterPoint East

2006	Natural Gas	10,000 MMBTU/Month (Jan-Mar)	Natural Gas Swap ($11.50)	CenterPoint East

2006	Ethane	6,000 BBL/Month	Ethane Swap ($29.09)	Mt. Belvieu

2006	Condensate & Natural Gasoline	2,000 BBL/Month	Crude Oil Swap ($66.80)	NYMEX

2006	Condensate & Natural Gasoline	2,000 BBL/Month	Crude Oil Swap ($66.25)	NYMEX

2006	Condensate & Natural Gasoline	1,000 BBL/Month	Crude Oil Swap ($65.10)	NYMEX

2006	Natural Gas	10,000 MMBTU/Month (April-Dec)	Natural Gas Swap ($9.03)	Houston Ship Channel

2006	Natural Gas	10,000 MMBTU/Month (April-Dec)	Natural Gas Swap ($9.54)	Houston Ship Channel

2007	Condensate & Natural Gasoline	5,000 BBL/Month	Crude Oil Swap ($65.95)	NYMEX

2007	Natural Gas	20,000 MMBTU/Month	Natural Gas Swap ($9.14)	NYMEX

2008	Condensate & Natural Gasoline	5,000 BBL/Month	Crude Oil Swap ($66.20)	NYMEX
     The Company’s principal customers with respect to Prism Gas’ natural gas gathering and processing are large, natural gas marketing services, oil and gas producers and industrial end-users. In addition, substantially all of the Company’s natural gas and NGL sales are made at market-based prices. The Company’s standard gas and NGL sales contracts contain adequate assurance provisions which allows for the suspension of deliveries, cancellation of agreements or continuance of deliveries to the buyer after the buyer provides security for payment in a form satisfactory to the Company.
(14) INTEREST RATE CASH FLOW HEDGE
     In April 2006, the Company entered into an interest rate swap agreement with a notional amount of $75.0 million to hedge the Company’s exposure to increases in the benchmark interest rate underlying our variable rate revolving credit facility. This interest rate swap matures in November 2010. The Company designated this swap agreement as a cash flow hedge. Under the swap agreement, the Company pay a fixed rate of interest of 5.25% and receive a floating rate based on a three-month U.S. Dollar LIBOR rate. Because this swap is designated as a cash flow hedge, the changes in fair value, to the extent the swap is effective, are recognized in other comprehensive income until the hedged interest costs are recognized in earnings. At the inception of the hedge, the swap was

MARTIN MIDSTREAM GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
September 30, 2006 (unaudited) and December 31, 2005 (audited)
(Dollars in thousands)
identical to the hypothetical swap as of the trade date, and will continue to be identical as long as the accrual periods and rate resetting dates for the debt and the swap remain equal. This condition results in a 100% effective swap. The total fair value of this interest rate swap agreement was a liability of approximately $557 at September 30, 2006.
     The fair value of derivative assets and liabilities are as follows:

September 30,
2006
Fair value of derivative assets — current	$80
Fair value of derivative liabilities — long term	(637)

Net fair value of derivatives	$(557)

(15) COMMITMENTS AND CONTINGENCIES
     From time to time, the Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.
(16) HURRICANE DAMAGE
     During the third quarter of 2005, several of the Company’s facilities in the Gulf of Mexico were in the path of two major storms, Hurricane Katrina and Hurricane Rita. Physical damage to the Company’s assets caused by the hurricanes, as well as the related removal and recovery costs, are covered by insurance subject to a deductible. Losses incurred as a result of a single hurricane (an “occurrence”) are limited to a maximum aggregate deductible of $100 for flood damage and the greater of $100 or 2% of total insured value at each location for wind damage. The Company’s total flood coverage is $5,000 and total wind coverage is $40,000.
     The most significant damage to the Company’s assets was sustained at the Cameron East location. Property damage also occurred at the Company’s Sabine Pass, Venice, Intracoastal City, Port Fourchon, Galveston, Cameron West, Neches and Stanolind locations. Based on an analysis of the damage as performed by the Company and its insurance underwriters, the Company estimated its non-cash impairment charge as $1,200 for all the locations which is equal to the net-book value of the damaged assets. A receivable was established at December 31, 2005 for the expected insurance recovery equal to the impairment charge. Such receivable was collected in 2006.
(17) SUBSEQUENT EVENT
     In October 2006, the Waskom plant was shutdown for a period of nine days in order to upgrade its assets to prepare for plant expansions which the Company anticipates will be completed in the first and second quarters of 2007. In addition, the Waskom fractionator was shutdown for most of October to facilitate a 100 million cubic feet per day expansion which was completed in early November 2006.